                                                                    EXHIBIT 12.1

                       HYPERION TELECOMMUNICATIONS, INC.

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

                                                                                              PRO FORMA
                                                                         PRO FORMA   THREE      THREE
                                                                           YEAR      MONTHS    MONTHS
                                    YEAR ENDED MARCH 31,                   ENDED     ENDED      ENDED
                          ---------------------------------------------  MARCH 31,  JUNE 30,  JUNE 30,
                           1993     1994     1995      1996      1997      1997       1997      1997
                          -------  -------  -------  --------  --------  ---------  --------  ---------
Loss before Income Taxes
 and Equity in Net Loss
 of Joint Ventures......  $  (881) $(4,294) $(5,922) $ (9,525) $(23,065) $(53,690)  $(10,726) $(18,382)
Add:
Equity in Net Loss of
 Joint Ventures.........     (194)    (528)  (1,799)   (4,292)   (7,223)   (7,223)    (2,540)   (2,540)
Fixed Charges, Excluding
 Capitalized Interest...       --    2,164    3,321     6,088    28,377    59,002      8,077    15,733
                          -------  -------  -------  --------  --------  --------   --------  --------
Net Loss Available for
 Fixed Charges..........  $(1,075) $(2,658) $(4,400) $ (7,729) $ (1,911) $ (1,911)  $ (5,189) $ (5,189)
Fixed Charges
  Interest Expense......  $    --  $ 2,164  $ 3,321  $  6,088  $ 28,377  $ 59,002   $  8,077  $ 15,733
                          -------  -------  -------  --------  --------  --------   --------  --------
Total Fixed Charges.....  $    --  $ 2,164  $ 3,321  $  6,088  $ 28,377  $ 59,002   $  8,077  $ 15,733
                          -------  -------  -------  --------  --------  --------   --------  --------
Ratio of Earnings to
 Fixed Charges..........       --       --       --        --        --        --         --        --
Deficiency in Earnings
 Required
 to Cover Fixed Charges.  $(1,075) $(4,822) $(7,721) $(13,817) $(30,288) $(60,913)  $(13,266) $(20,922)
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